Exhibit 99.7

[EXECUTION COPY]

16 May 2007

CLOSE JOINT-STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

and

STANDARD BANK PLC

U.S.$125,000,000

SUPPLEMENTAL LOAN AGREEMENT

Supplemental Loan Agreement to the Loan Agreement

dated 8 February 2007 in respect of a U.S.$150,000,000 Loan

5 Old Broad Street

London EC2N 1DW

(i)

THIS SUPPLEMENTAL LOAN AGREEMENT is made on 16 May 2007

BETWEEN:

(1)	CLOSE JOINT-STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”, a close joint-stock company incorporated under the laws of Ukraine whose registered office is at 2A Universitetskaya Street, Donetsk, 83000, Ukraine, as borrower (the “Borrower”); and

(2)	STANDARD BANK PLC, as lender (the “Lender”), a public limited company incorporated under the laws of England, whose registered office is at Cannon Bridge House, 25 Dowgate Hill, London, EC4R 2SB, United Kingdom.

WHEREAS:

(A)	The Lender has, at the request of the Borrower, made available to the Borrower a loan (the “Original Loan”) in the amount of U.S.$150,000,000 on the terms and subject to the conditions of a loan agreement dated 8 February 2007 (the “Original Loan Agreement”).

(B)	The Lender has at the request of the Borrower agreed to increase the Original Loan by U.S.$125,000,000 (the “Further Loan”) and the Lender and the Borrower have agreed to supplement the Original Loan Agreement to give effect to the increase in the Original Loan and have agreed to enter into this supplemental loan agreement (the “Supplemental Loan Agreement”) for such purposes; and

(C)	This Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Original Loan Agreement.

1.	DEFINITIONS AND INTERPRETATION

Terms defined or construed in the Original Loan Agreement, shall have the same meaning when used in this Supplemental Loan Agreement.

AMENDMENTS

With effect from the date of this Supplemental Loan Agreement, the Original Loan Agreement shall be amended as follows:

1.1	Amended Definitions

Clause 1.1 (Definitions) of the Original Loan Agreement shall be amended as follows:

(a)	The definition of “First Interest Period” shall be deleted and replaced by the following:

“First Interest Period” means, in respect of the Original Loan, the period beginning on (and including) the Borrowing Date and ending on (but excluding) the First Interest Payment Date, and in respect of the Further Loan, the period beginning on (and including) the Further Borrowing Date and ending on (but excluding) the First Interest Payment Date;

(b)	The definition of “Funding Documents” shall be deleted and replaced by the following:

“Funding Documents” means the Fees Letter, the Supplemental Fees Letter, any subscription agreement, the trust deed (including any supplement) or the agency agreement (including any supplement) entered into in connection with the issue of the Funding Instruments and the Funding Instruments themselves;

(c)	The definition of “Funding Instruments” shall be deleted and replaced by the following:

“Funding Instruments” the Original Instruments and the Further Funding Instruments;

(d)	The definition of “Loan” shall be deleted and replaced by the following:

“Loan” means the Original Loan and the Further Loan or, as the context may require, the amount thereof from time to time outstanding in respect of the Original Loan and the Further Loan;

(e)	The definition of “Prospectus” shall be deleted and replaced by the following:

“Prospectus” means the Original Prospectus and the Further Prospectus;

1.2	New Definitions

The following new definitions shall be inserted into Clause 1.1 (Definitions) of the Original Loan Agreement:

(a)	“Further Borrowing Date” means 21 May 2007 or such later date as may be agreed by the parties to this Agreement;

(b)	“Further Funding Instruments” means the U.S.$125,000,000 9.750 per cent. Loan Participation Notes due 2010 issued by the Lender pursuant to the Funding Documents on or about 21 May 2007 for the purpose of funding the Further Loan and which will be consolidated and form a single series with the Original Funding Instruments;

(c)	“Original Funding Instruments” means the U.S.$150,000,000 9.750 per cent. Loan Participation Notes due 2010 issued by the Lender pursuant to the Funding Documents on or about 14 February 2007 for the purpose of funding the Original Loan;

(d)	“Original Prospectus” means the prospectus dated 8 February, 2007, relating to the issuance of the Funding Instruments by the Lender;

(e)	“Supplemental Fees Letter” means the fees letter dated 16 May 2007;

1.3	Amended Clauses

The following amended clauses shall replace the existing clauses of the Original Loan Agreement:

(a)	Clause 2.1 (Grant of the Credit Facility) of the Original Loan Agreement shall be deleted and replaced with the following:

“2.1 Grant of the Credit Facility

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a credit facility in the aggregate amount of U.S.$275,000,000 and the Borrower hereby agrees to borrow such amount from the Lender in two draw-downs, the first draw-down (the “Original Draw-down”) in the amount of U.S.$150,000,000 on the Borrowing Date and the second draw-down (the “Further Draw-down”) made in the amount of U.S.$125,000,000 on the Further Borrowing Date.

(b)	Clause 3.1 (Draw-down) of the Original Loan Agreement shall be deleted and replaced by the following:

“3.1 Draw-down

On the Borrowing Date, the Lender made the Original Loan available to the Borrower and the Borrower made a single draw-down in the final amount of the Original Loan. Subject to the terms and conditions set out in the Supplemental Loan Agreement, the Further Loan will be made available by way of a single draw down which will be made by the Lender to the Borrower on the Further Borrowing Date by payment of the proceeds of the Further Loan to the Borrower’s account with Deutsche Bank Trust Company Americas, 280 Park Avenue, New York, 10017 NY, swift code BKTRUS33, account number 04-182-366, if:

(a)	the Lender has confirmed to the Borrower that it has received all of the documents listed in Schedule 1 (Conditions Precedent Documents) to the Supplemental Loan Agreement in connection with the Further Loan, and that each is in form and substance satisfactory to the Lender, save as the Lender may otherwise agree;

(b)	the Managers have funded the Lender in accordance with the relevant Funding Documents; and

(c)	(i) no event has occurred or circumstance has arisen which would constitute an Event of Default or a Potential Event of Default and (ii) the representations and warranties referenced in Clause 3 (Representations and Warranties) of the Supplemental Loan Agreement are true on the Further Borrowing Date with respect to the facts and circumstances then subsisting.”

(c)	Clause 4 (Interest Periods) of the Original Loan Agreement shall be deleted and replaced by the following:

“4.	INTEREST PERIODS

The Borrower will pay interest to the Lender semi-annually (except for the First Interest Period in respect of both the Original Loan and the Further Loan) in U.S. dollars on the outstanding principal amount of the Loan from time to time at the Rate of Interest, calculated in accordance with the provisions of this Agreement (including, without limitation, Clause 5.2 (Calculation of Interest)). Interest shall accrue on the Original Loan from and including the Borrowing Date and shall accrue on the Further Loan from and including the Further Borrowing Date. Each period beginning on (and including) the Borrowing Date (in the case of the Original Loan), the Further Borrowing Date (in the case of the Further Loan) or any Interest Payment Date and ending on (and excluding) the next Interest Payment Date or the Repayment Date is herein called an “Interest Period”. Subject as provided in Clause 5.2 (Calculation of Interest), interest on the Loan will cease to accrue on the due date for repayment thereof unless payment of principal is improperly withheld or refused, in which event interest will continue to accrue (before and after any judgment) at the Rate of Interest to but excluding the date on which payment in full of the outstanding principal amount of the Loan is made.”

2.	FEES

The Borrower hereby agrees that it shall pay to the Lender, in Same-Day Funds, all amounts required to be paid by the Borrower to the Lender pursuant to and in accordance with the Supplemental Fees Letter by 4.30 p.m. (London time) on the Business Day preceding the Further Borrowing Date.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 11.1 (Status) to Clause 11.18 (Subsidiaries) (inclusive) in the Original Loan Agreement as of the date hereof with reference to the facts and circumstances existing at the date hereof and acknowledges that the Lender has entered into this Supplemental Loan Agreement in reliance on those representations and warranties.

3.2	Lender’s Representations and Warranties

The Lender shall repeat the representations set out in Clause 8.6 (Tax Position of the Lender) and Clause 12 (Representations and Warranties of the Lender) in the Original Loan Agreement as of the date hereof with reference to the facts and circumstances existing at the date hereof and acknowledges that the Borrower has entered into this Supplemental Loan Agreement in reliance on those representations and warranties.

4.	CONDITIONS TO FURTHER DRAW-DOWN

The Further Loan will be made available by the Lender to the Borrower subject to receipt of all documents listed in Schedule 1 to this Supplemental Loan Agreement and in a form and substance satisfactory to the Lender or as the Lender might otherwise agree.

5.	COSTS AND EXPENSES

5.1	Transaction Expenses and Fees

The Borrower agrees that it shall pay the fees and expenses of the Lender as specified in the Supplemental Fees Letter.

5.2	Provisions of the Original Loan Agreement Apply

Provisions of Clause 18 (Costs and Expenses) of the Original Loan Agreement shall apply to this Clause 5 (Costs and Expenses) as if the same were repeated in full mutatis mutandis.

6.	ASSIGNMENTS AND TRANSFERS

6.1	Binding Agreement

This Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

6.2	Provisions of the Original Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Original Loan Agreement shall apply to this Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

7.	CONSOLIDATION OF THE LOANS

7.1	On the First Interest Payment Date, the Additional Loan will be consolidated into, and treated as, a single loan with, the Original Loan.

8.	STATUS OF THE ORIGINAL LOAN AGREEMENT

8.1	Save for the amendments to the Original Loan Agreement effected by this Supplemental Loan Agreement, all terms and conditions of the Original Loan Agreement shall remain in full force and effect and the Original Loan Agreement with effect from the date of this Supplemental Loan Agreement shall be read and construed as one document with this Supplemental Loan Agreement.

9.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

9.1	A person who is not a party to this Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Supplemental Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.	LAW AND JURISDICTION

10.1	This Supplemental Loan Agreement is governed by, and construed in accordance with, the laws of England.

10.2	The provisions of Clause 23 (Law and Jurisdiction) of the Original Loan Agreement shall apply to this Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

11.	SINGLE AGREEMENT

This Supplemental Loan Agreement shall be read as one with the Original Loan Agreement so that all references in the Original Loan Agreement to “this Agreement” are deemed to refer also to this Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Original Loan Agreement and this Supplemental Loan Agreement, the provisions of this Supplemental Loan Agreement shall override such inconsistent provisions of the Original Loan Agreement.

12.	LANGUAGE

Each communication and document delivered by one party to another pursuant to this Supplemental Loan Agreement shall be in the English language or accompanied by a translation into English certified (by an officer of the person delivering the same) as being a true and accurate translation. In the event of any discrepancies between the English and Ukrainian versions of such communication or document, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of such communication or document, the English version of such communication or document shall prevail, unless the document is a statutory or other official document.

12.1	Language of Agreement

This Supplemental Loan Agreement has been executed in both the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Supplemental Loan Agreement, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Supplemental Loan Agreement, the English version of this Supplemental Loan Agreement shall prevail and any question of interpretation shall be addressed solely in the English language.

13.	COUNTERPARTS

This Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Loan Agreement by executing any such counterpart.

14.	NBU REGISTRATION

This Supplemental Loan Agreement shall become effective on the date of the registration with the NBU of the Borrower’s notification on the amendments to the Original Loan Agreement made thereto by virtue of this Supplemental Loan Agreement, which shall be evidenced by the registration notation of the NBU.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATORIES

CLOSE JOINT-STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

By:
Name:
Title:

STANDARD BANK PLC

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.	Certified copies of the effective edition of the Borrower’s Charter incorporating any amendments and changes thereto (together with a certified translation in the English language).

2.	A certified copy of all resolutions and other authorisations required to be passed or given (together with a certified translation in the English language), and evidence of any other action required to be taken, on behalf of or in relation to the Borrower to approve its entry into this Supplemental Loan Agreement and any other documents to be delivered by the Borrower pursuant hereto, to authorise appropriate persons to execute this Supplemental Loan Agreement and such other documents and to take any other action in connection therewith.

3.	A certificate of the Borrower setting out the positions, names and sample signatures of the persons authorised to sign, on behalf of the Borrower, this Supplemental Loan Agreement and any other documents to be delivered by the Borrower pursuant hereto.

4.	A copy of the notification of the amendments made to the Original Loan Agreement by virtue of this Supplemental Loan Agreement, filed by the Borrower with the NBU, bearing a registration notation of the NBU (together with a certified translation of such notification in the English language).

5.	A closing certificate of the Borrower dated the Further Borrowing Date in the form of Schedule 2 to this Supplemental Loan Agreement.

6.	An opinion of Magister & Partners, counsel to the Borrower, regarding issues of Ukrainian law in form and substance satisfactory to the Lead Managers, the Trustee and the Lender.

7.	An opinion of Sayenko Kharenko, counsel to the Lead Managers and the Trustee, regarding issues of Ukrainian law and taxation in form and substance satisfactory to the Lead Managers and the Lender.

8.	An opinion of Latham & Watkins, counsel to the Borrower, regarding issues of English law in form and substance satisfactory to the Lender.

9.	A copy of the Supplemental Fees Letter executed by the Borrower.

10.	Such other signing authorities as the Borrower may be required to obtain under applicable legislation (together with a certified translation in the English language).

11.	A letter countersigned by the Borrower’s agent for service in the UK confirming its acceptance of its appointment as agent for service of process of the Borrower.

SCHEDULE 2

CLOSING CERTIFICATE

[On the letterhead of the Borrower]

21 May 2007

Standard Bank Plc

Cannon Bridge House

25 Dowgate Hill

London EC4R 2SB

Attention: Head of Operations

HSBC Bank Plc

8 Canada Square

London E14 5HQ

BNY Corporate Trustee Services Limited

One Canada Square

London E14 5AL

Attention: Trustee Administration

Dear Sirs,

Re: U.S.$125,000,000 Further Loan made pursuant to the loan agreement dated 14 February 2007 as supplemented by a supplemental loan agreement dated 16 May 2007 (the “Supplemental Loan Agreement”) between Close Joint-Stock Company “First Ukrainian International bank” and Standard Bank Plc

We, the undersigned, being duly authorised officers of the Borrower, hereby certify that there has been, as at the date of this certificate, no event making any of the representations and warranties contained in Clause 3.1 of the Supplemental Loan Agreement untrue or incorrect in any respect as though they had been given and made today with references to the facts and circumstances now subsisting and the Borrower has performed all the obligations to be performed by it under the Supplemental Loan Agreement.

Yours faithfully,

Close Joint-Stock Company “First Ukrainian International bank”

By:
Name:
Title: